Exhibit 99.1

FOR IMMEDIATE RELEASE
Jones Apparel Group, Inc.

 Investor Contact:
John T. McClain, Chief Financial Officer
Jones Apparel Group
(212) 642-3860

Media Contacts:
Joele Frank and Sharon Stern
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449

JONES APPAREL GROUP, INC. REPORTS PRELIMINARY 2008 FOURTH
QUARTER AND FULL YEAR ADJUSTED RESULTS AND OTHER ITEMS

  Expects 2008 Adjusted earnings per share from continuing operations of $0.85 to $0.88
  Expects 2008 GAAP loss per share from continuing operations of $(9.23) to $(9.27)
  Expects non-cash impairment charges totaling approximately $840 million
  Forecasts $33 million in annualized savings from cost-reduction actions
  Reduces quarterly cash dividend and planned capital expenditures
  Expects year end cash balance of approximately $335 million

New York, New York - January 22, 2009 - Jones Apparel Group, Inc. (NYSE: JNY) today released its preliminary adjusted and GAAP results for fiscal year 2008. The Company expects to report 2008 full year adjusted earnings per share from continuing operations in a range of $0.85 to $0.88, compared with 2007 adjusted earnings per share from continuing operations of $1.26. The Company's previous guidance was in a range of $0.93 to $0.98 per share. For the fourth quarter of 2008, the Company expects to report an adjusted loss per share from continuing operations in a range of $(0.03) to $(0.06), compared with 2007 fourth quarter adjusted earnings per share from continuing operations of $0.09. Adjusted earnings/(loss) per share excludes the effects of impairment and restructuring charges, and other items not considered part of ongoing operations. As reported under generally accepted accounting principles ("GAAP"), the Company expects to report full year 2008 loss per share from continuing operations in the range of $(9.23) to $(9.27) and $(10.11) to $(10.07) for the fiscal fourth quarter. These ranges compare to earnings per share from continuing operations of $0.45 for the full year 2007 and a loss per share of $(1.01) for the fourth quarter of 2007.

Wesley R. Card, Jones Apparel Group President and Chief Executive Officer, stated: "While our previous guidance considered the difficult retail environment prevailing at that time, conditions significantly worsened as the quarter ended. The resulting increase in promotional activity by our customers and in our own retail operations impacted our results. During the quarter, however, we maintained the conservative approach to execution that we implemented at the onset of this downturn, and on a positive note, our inventory levels were reduced and in line with plans as we ended the quarter. Further, we ended the year with cash on hand of approximately $335 million."

Mr. Card continued, "We are committed to making the necessary decisions that will position us for maximum operating leverage and improved profitability when markets recover. We maintain a strong financial position. We believe our strong brands, price points, history of excellent execution and the actions we are taking to reduce costs, well-positions us to weather this climate and create shareholder value as the economy rebounds."

Non-cash impairment charges
The Company has completed its annual goodwill and trademark impairment analysis for 2008, as required by SFAS No. 142, "Goodwill and Other Intangible Assets." The Company expects fourth quarter and full year 2008 reported results to include a pre-tax, non-cash charge of approximately $840 million ($810 million after-tax) for the impairment of certain goodwill and trademark amounts. The impairment charge is comprised of two components. Approximately $815 million ($795 million after-tax) of the non-cash charge relates to the impairment of goodwill recorded in connection with the Company's Wholesale Footwear and Accessories business. The balance of the non-cash charge of approximately $25 million ($15 million after-tax) relates to the impairment of trademarks utilized in our Footwear and Accessories business.

John T. McClain, Jones Apparel Group Chief Financial Officer, stated, "As a result of the extremely challenging market conditions and the resulting decline in our stock price, we were required under the accounting rules to record non-cash goodwill and trademark impairment charges in the fourth quarter."

Cost reduction actions
The Company has taken aggressive cost reduction actions to address the uncertainty posed by current economic conditions and to protect our future profitability. Cost reduction actions underway are anticipated to result in annualized cash savings of approximately $33 million. These actions, which include personnel reductions, elimination of certain unprofitable divisions and a reduction in discretionary spending, will result in a charge to fourth quarter 2008 reported earnings of approximately $7 million. In addition to the cost reduction initiatives we have implemented, we have reduced our 2009 planned capital spending to $45 million from approximately $70 million expended in 2008.

Mr. McClain commented, "While the decision to take these actions was difficult, and the impact that it will have on our many hard working associates is unfortunate, these actions are a necessary step in aligning our cost structure to the current demand levels."

Dividends
The Company's Board of Directors has determined to reduce the Company's quarterly cash dividend from $0.14 per share to $0.05 per share, effective with the quarterly dividend that will be considered at the Board meeting scheduled to be held on February 10, 2009.

Mr. Card commented: "Given the current overall economic climate, and its impact on the retail sector in particular, the Board has made the prudent decision to reduce our dividend. With consumer spending levels expected to remain low, reducing our dividend enhances our financial flexibility and our ability to execute our strategies."

Liquidity
The Company expects to report approximately $335 million of cash on hand at December 31, 2008, with no amounts drawn under its $600 million amended revolving credit facility. Additionally, the Company expects to report cash from continuing operations for 2008 in a range of $170 million to $180 million.

The Company reported on December 26, 2008 that it had amended its revolving credit facilities. The amendment resized the total available line to $600 million, reflective of the Company's current business needs, and also adjusted the financial covenants, which provides greater flexibility in the operation of its businesses.

The Company noted that these 2008 fourth quarter results are preliminary and therefore subject to the Company's completion of its customary quarterly closing and review procedures. The Company will provide an update on these matters when it announces final 2008 fourth quarter results as scheduled, on Wednesday, February 11, 2009. A conference call with management will be held on February 11, 2009 at 8:30 am Eastern Time, which is accessible by dialing 412-858-4600 or through a web cast at http://www.jonesapparel.com. The call will be recorded and made available through February 17, 2009 and may be accessed by dialing 877-344-7529. Enter account number 427023.

Presentation of Financial Information
Financial information discussed in this press release includes both GAAP and non-GAAP measures, which include or exclude certain items. These non-GAAP measures differ from reported results and are intended to illustrate what management believes are relevant period-over-period comparisons. A complete reconciliation of reported GAAP results to the comparable non-GAAP information appears in the financial tables section of this press release. The Company has not provided a reconciliation with respect to 2008 targeted earnings per share projection given that it is an estimate derived from projected results.

About Jones Apparel Group, Inc.
Jones Apparel Group, Inc. (www.jonesapparel.com) is a leading designer, marketer and wholesaler of branded apparel, footwear and accessories. The Company also markets directly to consumers through its chain of specialty retail and value-based stores. The Company's nationally recognized brands include Jones New York, Nine West, Anne Klein, Gloria Vanderbilt, Kasper, Bandolino, Easy Spirit, Evan-Picone, l.e.i., Energie, Enzo Angiolini, Joan & David, Mootsies Tootsies, Sam & Libby, Napier, Judith Jack, Albert Nipon and Le Suit. The Company also markets costume jewelry under the Givenchy brand licensed from Givenchy Corporation, footwear under the Dockers Women brand licensed from Levi Strauss & Co., and apparel under the Rachel Roy brand licensed from Rachel Roy IP Company, LLC. Each brand is differentiated by its own distinctive styling, pricing strategy, distribution channel and target consumer. The Company contracts for the manufacture of its products through a worldwide network of quality manufacturers. The Company has capitalized on its nationally known brand names by entering into various licenses for several of its trademarks, including Jones New York, Anne Klein New York, Nine West, Gloria Vanderbilt, l.e.i. and Evan-Picone, with select manufacturers of women's and men's products which the Company does not manufacture. For more than 30 years, the Company has built a reputation for excellence in product quality and value, and in operational execution.

Forward Looking Statements
Certain statements contained herein are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements regarding the Company's expected financial position, business and financing plans are forward-looking statements. The words "believes," "expect," "plans," "intends," "anticipates" and similar expressions identify forward-looking statements. Forward-looking statements also include representations of the Company's expectations or beliefs concerning future events that involve risks and uncertainties, including:

  those associated with the effect of national, regional and international economic conditions;
  lowered levels of consumer spending resulting from a general economic downturn or lower levels of consumer confidence;
  the tightening of the credit markets and our ability to obtain credit on satisfactory terms;
  given the uncertain economic environment, the possible unwillingness of committed lenders to meet their obligations to lend to borrowers, in general;
  the performance of the Company's products within the prevailing retail environment;
  customer acceptance of both new designs and newly-introduced product lines;
  the Company's reliance on a few department store groups for large portions of the Company's business;
  consolidation of the Company's retail customers;
  financial difficulties encountered by customers;
  the effects of vigorous competition in the markets in which the Company operates;
  the Company's ability to attract and retain qualified executives and other key personnel;
  the Company's reliance on independent foreign manufacturers;
  changes in the costs of raw materials, labor, advertising and transportation;
  the general inability to obtain higher wholesale prices for the Company's products that the Company has experienced for many years;
  the uncertainties of sourcing associated with an environment in which general quota has expired on apparel products;
  the Company's ability to successfully implement new operational and financial computer systems; and
  the Company's ability to secure and protect trademarks and other intellectual property rights.

A further description of these risks and uncertainties and other important factors that could cause actual results to differ materially from the Company's expectations can be found in the Company's Annual Report on Form 10-K for the year ended December 31, 2007, including, but not limited to, the Statement Regarding Forward-Looking Disclosure and Item 1A-Risk Factors therein, and in the Company's other filings with the Securities and Exchange Commission. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, such expectations may prove to be incorrect. The Company does not undertake to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Reconciliation of Projected GAAP EPS to Projected Adjusted EPS
for the quarter and twelve months ended December 31, 2008
(UNAUDITED)

As required by the Securities and Exchange Commission Regulation G, the following table contains information regarding the non-GAAP adjustments used by the Company in the presentation of its financial results:

All amounts in millions except per share data

	FOURTH QUARTER		FULL YEAR
	2008	2007	2008	2007

Projected (loss) income from continuing operations	$ (825.5) - (821.5)	$ (85.8)	$ (769.0) - (765.0)	$ 45.9
Benefit for income taxes	(36.0) - (37.0)	(5.8)	(5.0) - (6.0)	(104.4)
Gain on sale of Mexican operations	-	-	(0.2)	-
Items affecting segment income:
Gain on sale of interest in Australian joint venture (a)	-	(8.2)	-	(8.2)
Goodwill impairments (b)	815.0	78.0	815.0	78.0
Trademark impairments (b,c)	25.0	7.5	25.0	88.0
Severance and other costs related to the exit from certain moderate product lines and other restructuring costs	10.4 - 11.4	23.3	42.2 - 43.2	93.7

Adjusted (loss) income from continuing operations before taxes	(11.1) - (7.1)	9.0	108.0 - 112.0	193.0
Adjusted (benefit) provision for income taxes	(5.3) - (4.3)	1.2	37.0 - 38.0	64.9

Projected adjusted (loss) income from continuing operations	$ (5.8) - (2.8)	$ 7.8	$ 71.0 - 74.0	$ 128.1

Projected (loss) earnings per share from continuing operations - diluted	$ (10.11) - (10.07)	$ (1.01)	$ (9.27) - (9.23)	$ 0.45
Benefit for income taxes	(0.44) - (0.45)	(0.07)	(0.06) - (0.07)	(1.03)
Gain on sale of Mexican operations	-	-	-	-
Items affecting segment income:
Gain on sale of interest in Australian joint venture (a)	-	(0.10)	-	(0.08)
Goodwill impairments (b)	9.99	0.92	9.83	0.77
Trademark impairments (b,c)	0.31	0.09	0.30	0.87
Severance and other costs related to the exit from certain moderate product lines and other restructuring costs	0.13 - 0.14	0.27	0.51 - 0.52	0.92

Adjusted (loss) income from continuing operations before taxes	(0.12) - (0.08)	0.10	1.31 - 1.35	1.90
Adjusted (benefit) provision for income taxes	(0.06) - (0.05)	0.01	0.45 - 0.46	0.64
Adjustment for using diluted share count (d)	-	-	(0.01)	-

Projected adjusted (loss) earnings per share from continuing operations - diluted	$ (0.06) - (0.03)	$ 0.09	$ 0.85 - 0.88	$ 1.26

(a)	Represents the gain recorded in relation to the sale of our interest in the Nine West Australia joint venture in December 2007.
(b)	Represents the impairments recorded as a result of the annual valuation of the fair value of our indefinite-lived intangible assets and goodwill in accordance with GAAP.
(c)	Represents the impairments recorded in accordance with SFAS No. 142, resulting from the exit from certain of our moderate sportswear brands.
(d)	In accordance with SFAS No. 128, the calculation of diluted shares for the purpose of generating GAAP EPS does not include any antidultive items (options and restricted stock) that would result in a lower loss per share. Since the non-GAAP adjustments would result in projected adjusted net income, these items would become dilutive to EPS. This adjustment represents the impact of including these dilutive items in the calculation of diluted shares for generating the projected adjusted EPS.